EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated March 14, 2005 (with respect to Note J[2] April 6, 2005, the last paragraph of Note G[2] April 11, 2005 and note G[6] May 5, 2005), on our audits of Hemobiotech, Inc.'s financial statements as of December 31, 2004 and for each of the years in the two-year period ended December 31, 2004 and for the period from October 3, 2001 (inception) through December 31, 2004 in the Registration Statement on Form SB-2/A, as amended.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ EISNER LLP

New York, New York
May 12, 2005